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                                                                     EXHIBIT 12A

                      ACQUISITION AGREEMENT BY AND BETWEEN
                          HOTYELLOW98.COM, CORPORATION
                         (FORMERLY UNION CHEMICAL CORP.)
                              A NEVADA CORPORATION

                                       AND

                              HOTYELLOW98.COM. INC.
                            (AN ARIZONA CORPORATION)

This Acquisition Agreement dated as of the 15th day of June, 1999 among HotYellow98.com (formerly Union Chemical Corp.), a Nevada corporation (the "Company") and HotYellow98.com Inc., an Arizona corporation (the "Owner") and its shareholders, (the "Selling Shareholders").

Whereas, the respective Boards of Directors of the business entities party to this Acquisition Agreement, with the satisfaction of certain conditions, have determined to effect a business transaction by and among the parties to this Acquisition Agreement through the tax free exchange of securities for certain assets and rights between the shareholders of the Owner and the Company; and,

Whereas, the parties have determined to set forth the terms and conditions upon which the aforementioned business transaction shall be completed in this Acquisition Agreement.

Now, Therefore, in consideration of the mutual promises, covenants and conditions contained herein, the parties hereto agree as follows:

                                    ARTICLE I

DEFINITIONS

1.1 Terms. As used in the Acquisition Agreement, the following terms shall have the following meanings:

             a. "Company" shall mean HotYellow98.com Corporation, (formerly Union Chemical Corp. a publicly held Nevada corporation which is non-reporting under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934.
             b. "Owner" shall mean HotYellow98.com, Inc., a privately held Arizona corporation.
             c. "Company Common Stock" shall mean the $.001 par value common stock of HotYellow98.com Corporation.
             d. "Selling Shareholders" shall mean the individual shareholders of Owner as fully set forth in Exhibit A.
             e.  "Effective date" shall mean the closing date.
             f.  "Acquisition Agreement" shall mean this Acquisition
             Agreement.
             g. "Closing Date" shall mean the date of execution of this Acquisition Agreement and satisfaction of the conditions set forth in Article X hereof.
             h. "Property" shall mean the trademarked domain name of HotYellow98.com and the exclusive license in perpetuity to the HotYellow98.com Inc., (an Arizona corporation) business, business blueprint, business hardware and software together



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              with all property  necessary and incidental  thereto and the contract with Project Finance Associates Inc. for consulting services.


                                   ARTICLE II

                          COMPANY ACQUISITION OF OWNER

2.1 Tax Free Acquisition. A tax free Plan of Acquisition pursuant to the provisions of Section 368 of the Internal Revenue Code of 1986, as amended, is hereby adopted to effectuate the following:

  a. Subject to the terms and conditions hereinafter set forth on the Effective Date of the Acquisition, and in the manner hereinafter provided: (i) the COMPANY shall acquire the trademarked domain name of HotYellow98.com from the Owner together with an exclusive license in perpetuity for the blueprint and know how for the business of the Owner in exchange for COMPANY Common Stock: (ii) to effect the acquisition, COMPANY shall pay the Selling Shareholders 20,720,000 shares of COMPANY common stock in exchange for all Property and the 3 year non-compete agreements with the Selling Shareholders.
  b. Supplemental Corporate Action.
     COMPANY, Selling Shareholders and OWNER, respectively, shall take, or cause to be taken, all such actions as may be necessary or appropriate in order to effectuate the transactions contemplated hereby. In the event at any time after the Effective Date of the Acquisition that any further action is necessary or desirable to carry out the purpose of the Acquisition Agreement and to vest COMPANY with full title to all of the Property.

2.2 Federal Securities Laws Exemption. The parties hereto intend that the COMPANY Common Stock to be issued to the Selling Shareholders shall be exempt from the registration requirements of the Securities Act of 1933, as amended, and pursuant to Section 4(2) and/or Section 3(b) thereof, and the rules and regulations promulgated thereunder.

2.3 Effective Date of the Acquisition for Accounting Purposes. The transactions contemplated by this Acquisition Agreement shall be effective as of the Effective Date of the Acquisition for accounting and all other purposes to the extent permissible by law.









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                                   ARTICLE III

                           INVESTMENT REPRESENTATIONS


          As a condition to the issuance by COMPANY to the Selling Shareholders of share certificates for COMPANY common stock, the Selling Shareholders shall each execute and deliver to COMPANY an investment letter containing the investment representations contained in Section
          3.1 and acknowledging receipt of the disclosure materials referred to in Section 3.2.


3.1 Investment Representation to be given by Selling Shareholders to COMPANY Selling Shareholders hereby agree to execute and deliver on the Effective Date of Acquisition an investment letter and acknowledgment in a form substantially as follows:
a. Selling Shareholder's are acquiring COMPANY common stock for his/its own account for the purpose of investment, and not with view to, or for sale in connection with, any distribution thereof;
          and
b. Selling Shareholder: (i) has such knowledge and experience in financial and business matters that he/it is capable of evaluating the merits and risks of his proposed investment in COMPANY common stock: or (ii) has been advised by attorneys, accountants or other representatives having such knowledge and experience. Selling Shareholder acknowledges that his attorneys, accountants and other representatives, had, prior to his actions as Selling Shareholder in voting upon or otherwise consenting to the Acquisition, the opportunity to ask questions of, and to receive answers from COMPANY concerning COMPANY, its affiliates and their business and financial condition; and
c. Selling Shareholder understands and acknowledges that shares of COMPANY common stock to be delivered to him/it pursuant to the provisions of Article II and Article III of this Acquisition Agreement will be "restricted securities" within the meaning of the Securities Act of 1933, as amended (the "1933 Act"), and agrees that the certificates therefore shall bear the following legend:

                  THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE TRANSFERRED WITHIN TWELVE MONTHS AFTER ISSUANCE UNLESS COVERED BY AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT, OR A NO ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION WITH RESPECT TO SUCH TRANSFER MEETING THE REQUIREMENTS OF RULE 144 OF THE SECURITIES AND EXCHANGE COMMISSION OR IS ACCOMPANIED BY AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY SUCH TRANSFER IS EXEMPT FROM SUCH REGISTRATION.

d. Selling Shareholders understand and acknowledge that shares of the COMPANY common stock to be delivered pursuant to the provisions of this Acquisition Agreement will not have been registered under the 1933 Act and, accordingly Selling Shareholders recognize that he/it may be required to bear the economic risk of his/its investment until such shares are registered. Selling Shareholders agree on



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              behalf of himself/itself, and his heirs, executors, successors and assigns, that he/it will only sell, transfer, pledge or hypothecate any of the COMPANY common stock to be acquired by him/it under the provisions of this Acquisition Agreement pursuant to an effective registration statement under the 1933 Act, in a transaction wherein registration under the 1933 Act is not required or after the anniversary date hereof. Selling
              Shareholders understand that COMPANY has no obligation to register such COMPANY common stock under the 1933 Act.

3.1   Disclosure Materials

      COMPANY has distributed to the Selling Shareholders or a representative of the Selling Shareholders and given each the opportunity to review, prior to their execution of and closing under this Acquisition Agreement: (i) a copy of the Articles of Incorporation, (ii) copy of the bylaws, (iii) copy of the most recent audit December 31, 1998 and (iv) such other data in the possession of COMPANY regarding the business and or finances of COMPANY as the Selling Shareholders have reasonably requested.


                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF COMPANY

      COMPANY, as of the Effective Date of the Acquisition hereof, represents and warrants as follows:

4.1 Full Disclosure. None of the representations and warranties made by COMPANY herein, or in any exhibit, certificate of memorandum, furnished or to be furnished by COMPANY, or on its behalf by officers and directors of COMPANY, contains or will contain any untrue statement of material fact, or omit any material fact the omission of which would be misleading.
4.2 No Governmental Consents. No consent, authorization or approval of, exemption by, or filing with, any domestic governmental or administrative authority, or any court, is required to be obtained or made by COMPANY in connection with the execution, delivery and performance of this Acquisition Agreement or the consummation of the transactions contemplated hereby.
4.3 Finder. There is no firm, corporation, agency or other person that is entitled to a finder's fee or any type of brokerage commission in relation to or in connection with the transactions contemplated by this Acquisition Agreement as a result of any agreement or understanding with COMPANY.
4.4 Organization and Good Standing. COMPANY is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority to conduct its business as now conducted and to own or lease and operate the assets and properties now owned or leased and operated by it. COMPANY is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its properties requires such qualifications or will file to become so qualified immediately upon the closing of this transaction.
4.5 Capitalization of COMPANY The total authorized capital stock of COMPANY consists of 24,000,000 shares of common stock, $.001 par value, which is being amended to authorize 100,000,000 shares of common stock and 2,000,000 shares of Preferred Stock, $10.00 par value, of which as of June 10, 1999, 2,081,840 shares of common stock outstanding: all of



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      such issued and outstanding shares have been duly authorized and validly issued, and are fully paid and non-assessable, It is understood and agreed that COMPANY, as an operating Company may from time to time issue additional shares to provide working capital, acquisition payments and such other matters as the board of directors shall decide and authorize. There are no preemptive rights with respect to any prior issuance of any shares of the capital stock of COMPANY.
4.6 Options Warrants and Other Conversion Rights. COMPANY has no warrants or options outstanding as set forth in the Certificate of Outstanding Shares.
4.7 No Restrictions on Securities. COMPANY is not a party to any written or oral agreement:
           a. creating rights in any person with respect to shares of the capital stock of COMPANY, excepting the shares due to Project Finance Associates Inc.; or
           b.  relating to voting of shares of the capital stock of the COMPANY.
4.8 Directors and Officers. Immediately prior to the Effective Date of the Acquisition, names, addresses, and title of all officers and directors of COMPANY are as set forth on Exhibit A hereto:
4.9   Books and Records.
           a. The books of account and other financial records of COMPANY are, in all material respects, complete and correct and are maintained in accordance with good business practices.
           b. The minute books of COMPANY contain accurate records of all meetings and accurately reflect all other corporate action of the shareholders and directors and any committees of directors of COMPANY
           c.  Financial Statements.   COMPANY has delivered their audit for the
               period ending December 31, 1998.

4.10 Absence of Certain Events. As of the Effective Date of the Acquisition Agreement, COMPANY has not:

           a.  Amended its Certificate of Incorporation or By-laws;
           b. Changed its authorized capital stock or issued or sold, or purchased, redeemed or otherwise acquired, or issued any rights to subscribe for, or warrants to purchase, or entered into any agreement, commitment or obligation (including, without limitation, any convertible securities) to issue, sell, purchase, redeem or otherwise acquire, any share of its capital stock, or made any declaration or any payment or distribution of any dividend or any other distribution with respect to its capital stock:
           c. Incurred any liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any lien or encumbrance, or paid any liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any liabilities the failure to pay or discharge of which has caused or may cause any material damage or risk of material loss to it or its assets or properties;
           d. Sold, assigned or transferred any of its assets or properties except in the ordinary course of business consistent with past practice.
           e. Created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or subjected to any lien, pledge, mortgage, security interest, conditional sales contract or other encumbrance of any nature whatsoever any of its assets or properties, other than the liens, if any , of current taxes not yet due and payable;
           f. Changed any of the accounting principles followed by it or the methods of applying such principles; or


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            g. Entered into any transaction other than in the course of ordinary business consistent with past practice or any other material transaction.

  4.11 Taxes and Tax Returns. COMPANY has duly made all deposits required by law to be made with respect to employee's withholding taxes. COMPANY has duly filed with all appropriate governmental agencies and bodies, whether federal, state or local, all income, sales, license, franchise, excise, gross receipts, employment and payroll-related and real and personal property reflect the taxes owed by COMPANY for the periods covered thereby, and COMPANY has paid, or established adequate liabilities or reserves for the payment of, all taxes shown to be due on such returns.

4.12 Legal Proceedings Etc. There are no disputes, claims, actions, suits, proceedings, arbitrations or investigations, either administrative or judicial, pending or threatened or contemplated, by or against or affecting COMPANY or its business or any of its assets, properties or prospects, or the transactions contemplated by this Acquisition Agreement, at law or in equity or otherwise, before or by any court or governmental agency or body, domestic or foreign, or before an arbitrator of any kind which, if determined adversely to COMPANY, would materially adversely affect COMPANY; nor do any facts exist which could give rise to any such dispute, claim, action, suit, proceeding, arbitration or investigation affecting COMPANY or its business or any of its assets, properties or prospects or the transactions contemplated by this Agreement.
4.13 No Third Party Options. There are no existing contracts or other rights with, to or in any person to acquire any of the assets or properties or any interest therein of COMPANY, except for those contracts entered into in the normal course of business consistent with business practices.
4.14 Delivery of Documents. COMPANY has delivered to OWNER true, correct and complete copies of its Certificate of Incorporation, and all amendments thereto, and the Bylaws, as amended.
4.15 Authority and Compliance. COMPANY has full corporate power and lawful authority to execute and deliver this Agreement. The consummation and performance by COMPANY of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate and other proceedings. This Agreement has been duly and validly executed and delivered on behalf of COMPANY and constitutes a valid obligation of COMPANY, enforceable in accordance with its terms. No consent, authorization or approval of, exemption by or filing with, any domestic governmental or administrative authority, or any court, is required to be obtained or made by COMPANY in connection with the execution, delivery and performance of this Agreement by COMPANY. Such delivery and performance will not conflict with or result in the breach or violation of any term or provisions of, or constitute a default under, the Articles of Incorporation or Bylaws of COMPANY, or conflict with or result in the breach or violation of any term or provision of, or constitute a default under, any statute, indenture, mortgage, deed of trust, note agreement or other material agreement or instrument to which COMPANY is a party or by which it is a party or by which it is bound, or any law, order, writ, injunction, decree, rule or regulation of any court or any governmental agency or body.
4.16 Indemnification. COMPANY agrees to indemnify, defend and hold OWNER and each of the Selling Shareholders harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties, and reasonable attorney's fees, that OWNER or any of such Selling Shareholders shall incur or suffer, which arise out of or result from or relate to any breach of, or failure by COMPANY to perform any of its representations or warranties


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     contained in this Agreement or in any schedule, certificate, exhibit or other instrument furnished or to be furnished by COMPANY under this Agreement.


                                    ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF OWNER


      OWNER hereby, as of the Effective Date of the Acquisition represents and warrants as follows:

      5.1 Full Disclosure. None of the representations and warranties made by OWNER herein, or in any exhibit, certificate of memorandum, furnished or to be furnished by OWNER, or on its behalf by officers and directors of OWNER, contains or will contain any untrue statement of material fact, or omit any material fact the omission of which would be misleading.

      5.2 No Governmental Consents. No consent, authorization or approval of, exemption by, filing with, any domestic governmental or administrative authority, or any court, is required to be obtained or made by OWNER in connection with the execution, delivery and performance of this Acquisition Agreement or the consummation of the transactions contemplated hereby.

      5.3 Finder. There is no firm, corporation, agency or other person that is entitled to a finder's fee or any type of brokerage commission in relation to or in connection with the transactions contemplated by this Acquisition Agreement as a result of any agreement or understanding with OWNER.

      5.4 Organization and Good Standing. OWNER is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona and has full corporate power and authority to conduct its business as now conducted and to own or lease and operate the assets and properties now owned or leased and operated by it. OWNER is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its properties requires such qualifications.

      5.5 The Property of OWNER. The Property of the Owner is not subject to any encumbrance, lien or claim by any third party.

      5.6 Options, Warrants and Other Conversion Rights. OWNER has no options or warrants outstanding.

      5.7 No Restrictions on Securities. OWNER is not a party to any written or oral agreement:

           a. creating rights in any person with respect to shares of the capital stock of OWNER; or
           b. relating to voting of shares of the capital stock of OWNER except for the Consulting Contract with Project Finance Associates, Inc. which contract is being assigned to the Company.
      5.8 Absence of Certain Events.   As of the Effective Date of the
      Acquisition Agreement, OWNER has not:



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            a. Amended its Certificate of Incorporation or By-laws;
            b. Changed it authorized capital stock or issued or sold, or purchased, redeemed or otherwise acquired, or issued any rights to subscribe for, or warrants to purchase, or entered into any agreement, commitment or obligation (including, without limitation, any convertible securities) to issue, sell, purchase, redeem or otherwise acquire, any share of its capital stock, or made any declaration or any payment or distribution of any dividend or any other distribution with respect to its capital stock:
            c. Incurred any liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice , or discharged or satisfied any lien or encumbrance, or paid any liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any liabilities the failure to pay or discharge of which has cause or may cause any material damage or risk of material loss to it or its assets or properties;
            d. Sold, assigned or transferred any of its assets or properties except in the ordinary course of business consistent with past practice.
            e. Created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or subjected to any lien, pledge, mortgage, security interest, conditional sales contract or other encumbrance of any nature whatsoever any of its assets or properties, other than the liens, if any , of current taxes not yet due and payable;
            f. Changed any of the accounting principles followed by it or the methods of applying such principles; or
            g. Entered into any transaction other than in the course of ordinary business consistent with past practice or any other material transaction.

5.9 Taxes and Tax Returns. OWNER has duly made all deposits required by law to be made with respect to employees withholding taxes. OWNER has duly filed with all appropriate governmental agencies and bodies, whether federal, state or local, all income, sales, license, franchise, excise, gross receipts, employment and payroll-related and real and personal property reflect the taxes owned by OWNER for the periods covered thereby, and OWNER has paid, or established adequate liabilities or reserves for the payment of, all taxes shown to be due on such returns.

5.10 Legal Proceedings, Etc. There are no disputes, claims, actions, suits, proceedings, arbitration's or investigations, either administrative or judicial, pending or threatened or contemplated, by or against or affecting OWNER or its business or any of its assets, properties or prospects, or the transactions contemplated by this Acquisition Agreement, at law or in equity or otherwise, before or by any court or governmental agency or body, domestic or foreign, or before an arbitrator of any kind which, if determined adversely to OWNER, would materially adversely affect OWNER; nor do any facts exist which could give rise to any dispute, claim, action, suit, proceeding, arbitration or investigation affecting OWNER or its business or any of its assets, properties or prospects or the transactions contemplated by this Agreement.

5.11 No Third Party Options. There are no existing contracts or other rights with, to or in any person to acquire any of the assets or properties or any interest therein of OWNER, except for those contracts entered into in the normal course of business consistent with business practices.

5.12 Delivery of Documents. OWNER has delivered to COMPANY true, correct and complete copies of its Articles of Incorporation, all amendments thereto, its Bylaws,


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      unaudited financial statements for the period ending _________ 1999, minutes of the board of directors approving the Acquisition Agreement.
      5.13 Authority and Compliance. OWNER has full corporate power to execute and deliver this Acquisition Agreement. The consummation and performance by OWNER of the transactions contemplated by this Acquisition Agreement have been duly and validly authorized by all necessary corporate and other proceedings. This Agreement has been duly and validly executed and delivered on behalf of OWNER and constitutes a valid obligation of OWNER, enforceable in accordance with its terms. No consent, authorization or approval of, exemption by, or filing with, any domestic governmental or administrative authority, or any court, is required to be obtained or made by OWNER in connection with the execution, delivery and performance of this Agreement or the consummation of the transaction contemplated hereby. The execution, delivery, consummation and performance of this Agreement by OWNER will not conflict with or result in the breach or violation of any term or provision of, or constitute a default under, the Articles of Incorporation or Bylaws of OWNER, or conflict with or result in the breach or violation of any term or provision of, or constitute a default under, any statute, indenture, mortgage, deed of trust, note agreement or other material agreement or instrument to which OWNER is a party or by which it is bound, or any law, order, writ, injunction, decree, rule or regulation of any court or any governmental agency or body.

      5.14 Indemnification. OWNER and the Selling Shareholders agree to indemnify, defend and hold harmless COMPANY against and in respect of any and all claims, demands, losses, costs and expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties, and reasonable attorney's fees, that COMPANY shall incur or suffer, which arises out of, result from or relate to any breach of, or failure by OWNER to perform any of its representations, warranties, covenants or agreements in this Agreement or in any schedule, certificate, exhibit or other instrument furnished or to be furnished by OWNER under this Agreement provided, however, that any demand for indemnification hereunder shall be made in writing to all indemnitors within in one year after the date hereof, or be forever barred.

                                   ARTICLE VI

      COVENANTS
6.1 Investigative Rights. Up to and including the date of closing of this Agreement, each party shall provide to the other, and such others party's counsel, accountants, auditors, and other authorized representatives, full access during normal business hours and upon reasonable advance written notice to all of each party's property, books, contracts, commitments, and records for the purpose of examining the same, Each party shall furnish the other party with all information concerning such party's affairs as may reasonably be requested.
6.2 Conduct of Business. Prior to the Effective Date of the Agreement, OWNER shall conduct its business in the normal course and shall not sell, pledge, or assign any assets, without the prior written approval of COMPANY, except in the regular course of business. OWNER shall not amend its Certificate or Articles of Incorporation, or Bylaws, declare any dividends, redeem or sell stock or other securities, acquire or dispose of fixed assets, change employment terms, enter into any material or long-term contract, guarantee obligations of any third party, settle or discharge any balance sheet receivable for less that its stated amount, pay more on any liability than its stated amount, or enter into any other transaction other than in the regular course of business.


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                                   ARTICLE VII

      CLOSING

7.1 Closing. The closing under this Agreement shall be held at the offices of COMPANY at 2727 Broadway Street, Suite 3 Buffalo, New York, or at such other place as the parties may agree and at such date as shall be mutually agreed upon by the parties. Unless otherwise agreed, the rights, liabilities, obligations and duties of performance of the respective parties to this Agreement shall automatically terminate, without liability to any of the respective parties hereto, if the closing does not occur hereunder prior to June 30, 1999.

7.2 Deliver of Documentation. At the closing, the following documents, in form reasonably acceptable to the parties and their respective counsel, shall be delivered to the respective parties

                       a. A COMPANY Officer's Certificate, dated the Closing Date that all representations, warranties, covenants and conditions set forth in this Agreement on behalf of COMPANY are true and correct as of, or have been fully performed and complied with by, the Closing Date; and
                       b. A OWNER officer's certificate, dated the Closing Date that all representations, warranties, covenants and conditions set forth in this Agreement on behalf of OWNER are true and correct as of, or have been fully performed and complied with by, the Closing Date; and
                       c. A signed consent and or minutes of the Directors of COMPANY approving the Acquisition Agreement and each matter to be approved by the Directors of COMPANY under this Agreement.
                       d.  A signed consent and or minutes of the
                       Directors of OWNER and each matter to be approved by the Directors of OWNER under this Agreement; and
                       e. An affidavit of Company's president that the shares of COMPANY common Stock to be issued to the Selling Shareholders, pursuant to this Agreement will, upon issuance, be duly and validly authorized and issued and will be fully paid and non-assessable; and
                       f. Original COMPANY certificates evidencing 20,720,000 shares of COMPANY common stock in the name of the parties as set forth in Exhibit B, which certificates shall bear the appropriate "restrictive legend" under the Securities Act of 1933, as amended; and
                       g. This Acquisition Agreement executed in triplicate by each of the respective parties hereto.

7.3 Escrow. The parties to this Acquisition Agreement hereby nominate and appoint W. Edward Nichols Attorney at Law as the Escrow Agent under this Agreement. It is understood and acknowledged by the parties that such law firm is counsel to COMPANY in the subject transaction and has agreed to act in the capacity as Escrow Agent at the request and with the express consent of all parties hereto. The Escrow Agent is charged and instructed by the parties to collect each and every document set forth under Section
      7.2 hereof. Once the Escrow Agent receives all such documents, all conditions of closing hereunder shall have


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     occurred and the Escrow Agent is instructed and directed to deliver all documents received to the appropriate parties. Each of the parties to this Agreement hereby undertake to use their best efforts to cause all documentation referenced hereunder to be delivered to effect a closing.

     On June 30,1999, if the Escrow Agent has not received all the documents set forth in Section 7.2, then unless otherwise notified in writing by both parties the Escrow Agent is hereby authorized, directed and instructed to return to each of the respective parties of this Agreement the documents previously delivered by said parties to the Escrow Agent.


                                  ARTICLE VIII

REMEDIES


8.1 Disputes. Any dispute that might arise over the enforcement, interpretation or execution of this Agreement and which is not amicably settled will be submitted to arbitration in Buffalo, New York or Scottsdale, Arizona before a panel of arbitrators selected as follows: within 10 days of demand by a party to this Agreement for arbitration, COMPANY and OWNER will each select one (1) arbitrator and those two arbitrators will select a third arbitrator and those three (3) persons shall constitute the panel of arbitrators. The arbitrators will conduct the hearings on continuous business days, and their decisions will be by majority vote. All costs of the arbitrators will be shared equally, but the arbitrators are authorized to award costs and counsel fees to the prevailing party, if necessary. All documents to be brought into evidence will be produced within 10 days of notice of request for arbitration.
8.2 Costs. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorney's fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.
8.3 Termination. In addition to the other remedies, any of the parties hereto may on the Closing Date terminate this Agreement, without liability:

                       a. If the respective Boards of Directors of the parties shall consent to the termination.
                       b. If any bona fide action or proceeding shall be pending against any of the parties hereto on the Closing Date that could result in a judgment, decree or order rendering this Agreement null, void, unenforceable or against public policy or if any agency of the federal or of any state government shall have objected in writing at or before the Closing Date to this acquisition or to any other action required by or in connection with the Agreement.





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



                                   ARTICLE IX

      GENERAL PROVISIONS

      9.1 Survival of Representations Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements contained in this Agreement shall survive the Effective Date of the Acquisition.
      9.2 Amendments. This Agreement cannot be altered or otherwise amended except pursuant to an instrument in writing signed by each party hereto. This Agreement shall be binding upon, and subject to the terms of the foregoing sentence, inure to the benefit of the parties, their successors, legal representatives and assigns.
      9.3 Notices. Any notice, request, instruction or other document to be given hereunder by any party to any of the other parties shall be in writing and shall be deemed to have been duly given when delivered personally or 5 days after dispatch by registered or certified mail, postage prepaid, return receipt requested, to the party to whom the same is so given or made:

          If to COMPANY addressed to:

                           J. Daniel Fox
                           2727 Broadway Street
                           Suite 3
                           Buffalo, NY 14227


         If to OWNER to:

                           Troy Warren
                           7950 E. Redfield
                           Suite 150
                           Suite 3
                           Scottsdale, AZ 14227

      or at such other address as the one party shall specify to the other party in writing.
      9.4 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, each party hereto shall bear the expenses incurred by it in connection with the transactions contemplated hereby.
      9.5 Entire Agreement. This Agreement and the Exhibits and Schedules which are a part hereof and the other writings and agreements specifically identified herein contain the entire agreement between the parties with respect to the transactions contemplated herein and supersede all previous written or oral negotiations, commitments and understandings.
      9.6 Waivers, Remedies. Any waiver must be in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a party's rights at any time to enforce strict compliance thereafter with every other term or condition of this Agreement. All remedies under this Agreement shall be cumulative and not alternative.
      9.7 Counterparts and Headings. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall constitute on together, shall constitute on and the same document. All headings, the cover page, and the

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

      index of this Agreement are inserted for convenience of reference only and shall not affect its meaning or interpretation.

     9.8 Severability. If and to the extent that any court of competent jurisdiction holds any provision of this Agreement to be invalid or unenforceable, such holding shall in no way affect the validity of the remainder of this Agreement.

     9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

     IN WITNESS WHEREOF, the Parties hereto have duly executed this Acquisition Agreement as of the day and year first above written.

                                     COMPANY
                                     HOTYELLOW98.COM, CORPORATION
                                     Formerly Union Chemical Corp.



                                             By:
                                                 J. Daniel Fox, President

                                     OWNER
                             HOTYELLOW98.COM. INC.
                            (An Arizona Corporation)


                                             By
                                                President


                              SELLING SHAREHOLDERS


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